EXPLANATORY NOTE: This exhibit has been annotated to identify provisions of the original agreement that are no longer operative as a result of the passage of time (marked in red) or otherwise changed by subsequent amendments to the original agreement. Provisions of the original agreement that were amended pursuant to a 1994 amendment (included herein as Exhibit A) are marked in green, and provisions that were amended by a 2018 amendment to the original agreement (included herein as Exhibit B) are marked in blue.

AGREEMENT

In the City of San Fernando del Valle de Catamarca, on February 21, 1991, between ~~DIRECCION GENERAL DE FABRICACIONES MILITARES, created by Argentina National Law N~~o ~~12.709, an entity dependent of the Defense Ministry of the Argentine Republic, hereinafter “DGFM” , represented by its Chairman and General Director, D. NICOLAS ABRAHAM IGNACIO GRANILLO OCAMPO, with legal domicile at Av. Cabildo N~~o ~~65 of the City of Buenos Aires, Argentina, and~~ the PROVINCE OF CATAMARCA, hereinafter “the PROVINCE”, represented by its Governor, Dr. RAMON EDUARDO SAADI, with legal domicile in the City of San Fernando del Valle de Catamarca, Province of Catamarca, Argentina, on the one side, and FMC CORPORATION -LITHIUM DIVISION-, hereinafter “FMC CORPORATION”, represented by HAROLD J. ANDREWS, as attorney-in-fact of FMC CORPORATION, a company incorporated in the United States of America, with domicile at 449 North Cox Road, Gastonia, North Carolina, U.S.A., acting through its subsidiaries, ~~FMC ARGENTINA SOCIEDAD ANONIMA COMERCIAL, INDUCTRIAL Y FINANCIERA, hereafter “FMC”, represented by its President GUILLERMO SANSOT~~, and MINERA DEL ALTIPLANO S.A., hereinafter “MDA”, represented by its President HAROLD J. ANDREWS, both with domicile at 1020 Madero Avenue, 13th Floor, Buenos Aires, Argentina, on the other side, it is agreed to execute this Agreement, subject to the following terms and conditions:

I. OBJECT.

ARTICLE 1

1.1.

Subject to the terms and conditions stated in this Agreement, ~~DGFM as the holder of the mining rights and~~ the PROVINCE as the holder of the eminent domain authorize FMC on an exclusive basis to conduct the exploration (hereinafter “STAGE I”) and development (hereinafter “STAGE II”) of the mining claims situated in the mineral deposit known as the SALAR DEL HOMBRE MUERTO (hereinafter the “SALAR mining claims”), located in the Province of Catamarca, Argentina, as detailed in the map attached hereto as Annex I. STAGE I and STAGE II are described in more detail in Article 2 below and Annex II attached hereto. FMC undertakes to carry out all such exploration and development of the SALAR mining claims at FMC’s expense and risk, without charge to DGFM or the PROVINCE.

If FMC should request and obtain the registration of mining properties, in the area of the Salar of Hombre Muerto said mining properties or any portion of them shall be subject to exploration, development as part of the Salar mining claims and subject to all the terms and conditions provided for in this Agreement including the provisions set forth in Article 19.9. provided that they are used or intended to fulfill the object of this Agreement. Article 1.4(a) shall not be applicable with respect to said areas or to mining claims that FMC/MDA has or may have in the future in the area of the Salar del Hombre Muerto. However the provisions of Articles 19.6. and 19.7. shall not be applicable to said mining properties. ~~The participation percentages and mining royalties rates for those mining claims shall be the ones set forth in SCHEDULE II of this Agreement.~~

~~At the end of the feasibility study and once the exploration has been completed, the parties shall agree upon the methodology to be used to separate the sales coming from the areas other than the mining properties indicated in Annex I. The methodology shall be based on the evaluation of all technical parameters which may influence the amount of recovered product such as but not limited to relative area, fitness of the formation containing the brine, concentration, effective porosity, permeability, etc. Any disputes arising from or related to this methodology shall be subject to arbitration pursuant to Article 23 of this Agreement.~~

1.2.

~~Upon the conclusion of STAGE II, FMC shall have the exclusive right at its option to proceed through MDA with the extraction and commercial exploitation of the minerals of the SALAR mining claims (hereinafter “STAGE III”). Should FMC choose to exercise this right,~~ MDA shall extract lithium from the SALAR mining claims. Likewise during the term of this Agreement, ~~FMC until the ending of Stage II and MDA from the start of STAGE III,~~ may extract potassium, magnesium, boron, and other minerals as market conditions may allow and subject to Article 17 below.

1.3.

~~FMC shall have the right to suspend all works under this Agreement for one single period of up to one (1) continued year without liability to DGFM or the PROVINCE if, after expenditure by FMC of us$ 2,250,000 (UNITED STATES DOLLARS TWO MILLION TWO HUNDRED AND FIFTH THOUSAND) for STAGE I and STAGE II activities and completion of two-and-one-half (2~~ 1⁄2~~) years of the works program for STAGE I and STAGE II, the shareholders of FMC and/or the shareholders of MDA shall have formally received a rejection of its investment under the Argentine Foreign Investment Law No 21.382 as amended. If at the conclusion of the stipulated period, the investment indicated above in this Article would not have been approved and FMC would not decide to restart with the complete fulfilment of this Agreement, either FMC/MDA or DGFM/PROVINCE shall be entitled to terminate this Agreement without liability to each other.~~

1.4.

~~FMC shall have the right to suspend all performances under this Agreement for one single period of up to eighteen (18) months and without liability to DGFM or the PROVINCE if, at the conclusion of six (6) months following the EFFECTIVE DATE OF THIS AGREEMENT:~~

(a)

~~DGFM shall not have provided legal evidence of ownership of the SALAR mining claims in the form of a certificate evidencing compliance with Article 244 of the Mining Code of the Republic of Argentina with respect to those claims and a further certificate from~~

the PROVINCE certifying that DGFM has clear legal title to the SALAR mining claims that are outlined in Annex I. ~~DGFM and~~ the PROVINCE commit ~~themselves~~ to indemnify FMC/MDA for any claim from third parties related to the property, interprovincial limit conflicts, exploration, development, exploitation or other claims that may affect the mining claims detailed under Annex I.

(b)

~~DGFM and the PROVINCE shall not have formally obtained such water rights and rights of way as may be necessary for the performance of the works program of the SALAR mining claims site or shall not have assigned them to FMC/MDA. While it is agreed that fees paid to private parties for rights of way or water rights will be at FMC/MDA’s expense, DGFM shall not enter into any agreement for payment of such fees without the prior approval of such fees by FMC/MDA.~~ FMC/MDA shall not be obligated to pay fees for use of water or rights of way to ~~DGFM or~~ any Catamarca Province public agencies or government entities.

~~As for federal governmental entities, FMC/MDA shall perform the corresponding payments for use of water or rights of way, only in case such entities would have obtained mining claims prior to those obtained by DGFM.~~

~~If at the conclusion of the stipulated period, DGFM and/or the PROVINCE would not have provided a solution to the requirements indicated above in this Article, FMC/MDA shall have the right to terminate this Agreement without liability to DGFM/PROVINCE.~~

1.5.

~~The suspension of all performance under this Agreement, to which FMC/MDA shall have the right in the cases indicated under Articles 1.3. and 1.4., shall not exempt FMC/MDA from the fulfilment of Article 8 during the period of said suspension.~~

II. STAGE I AND STAGE II – RIGHTS AND UNDERTAKINGS

ARTICLE 2~~:    FMC shall proceed with STAGE I and STAGE II in a manner consistent with the works program attached hereto as Annex II. FMC shall carry out said STAGE I and STAGE II in eleven phases, each with specified tasks, as outlined below:~~

~~STAGE I – EXPLORATION STAGE.~~
~~Phase 1:~~	~~Task 1:~~	~~Brine Sampling Program.~~
	~~Task 2:~~	~~Clays Investigations.~~
	~~Task 3:~~	~~Measurement of Meteorological Data.~~
	~~Task 4:~~	~~Preliminary Evaluation and Analysis of Brine Phase Chemistry.~~
	~~Task 5:~~	~~Preliminary On-site Evaporation Test.~~
~~Phase 2:~~	~~Task 1:~~	~~Detailed Sampling of the Nucleus.~~
	~~Task 2:~~	~~Hydrologic Studies.~~
	~~Task 3:~~	~~Surface Hydrologic Studies.~~
	~~Task 4:~~	~~Climatological Studies.~~

~~Phase 3:~~	~~Task 1:~~	~~Selection of Clay Area.~~
	~~Task 2:~~	~~Evaluation of Clay Area.~~
	~~Task 3:~~	~~Construction of Test Ponds.~~
~~Phase 4:~~	~~Chemical Evaluation of Representative Bring, Evaluation of Other Products.~~
~~Phase 5:~~	~~Exploration of Raw Materials.~~

~~STAGE II – CHEMICAL DEVELOPMENT.~~
~~Phase 6:~~	~~Installation of Pilot System for Brine Recovery.~~
~~Phase 7:~~	~~Pilot Pond System.~~
~~Phase 8:~~	~~Installation of Pilot Chemical Plant for Lithium Recovery.~~
~~Phase 9:~~	~~Evaluation of Potential Resources as Plant Raw Materials.~~
~~Phase 10:~~	~~Preliminary Technical and Economic Feasibility Studies for the Recovery of Lithium.~~
~~Phase 11:~~	~~Preparation of Overall Study on the Production of Lithium from Hombre Muerto.~~
~~The completion of these phases may be carried our successively or simultaneously.~~

ARTICLE 3~~:    Each of the phases indicated in Article 2 above shall include the completion and development of the works detailed in Annex II herein, in accordance with the Project Schedule, attached herewith as Annex III.~~

ARTICLE 4

4.1.

~~In order to preserve its exclusive exploration and development rights and exploitation option granted hereby, and subject to Articles 4.2., 4.3. and 4.4. below, during STAGE I and STAGE II FMC shall make a cumulative investment, in works and services directly related to exploration and development activities in the minimum amount of us$ 4,976,000 (UNITED STATES DOLLARS FOUR MILLION NINE HUNDRED AND SEVENTY SIX THOUSAND).~~

~~Expenditures of this investment amount shall be made in such a manner as to assure full compliance with the works program of STAGE I and STAGE II, although specific expenditures shall be determined exclusively by FMC.~~

~~Any other investment requirement pursuant to Article 273 of the Argentine Mining Code which may be in excess of FMC’s investment commitment under this Article 4, shall not be the responsibility of FMC and shall have to be solved by DGFM and the PROVINCE. If no solution is obtained, DGFM and the PROVINCE shall jointly and severally satisfy said excess investment.~~

~~In case FMC, having complied with the minimum investment committee under this Article 4 should lose the mining concession as a result of the inability of DGFM/PROVINCE to resolve the issue under Article 273 of the Argentine Mining Code, FMC’s damages shall be indemnified at FMC’s request, by DGFM/PROVINCE in an amount which in no case shall exceed the amount effectively invested by FMC.~~

4.2.

~~If the cumulative FMC expenditure for STAGE I and STAGE II is less than the figure set forth in Article 4.1. above, and should FMC exercise its option under Article 1.2. above, to proceed with STAGE III, FMC shall be deemed to have fully complied with its investment commitment for STAGE I and STAGE II.~~

4.3.

~~If the cumulative FMC expenditure for STAGE I and STAGE II is less than the figure set forth in Article 4.1. above, and should FMC decline to exercise its option under Article 1.2. above to proceed with STAGE III, FMC must demonstrate to DGFM and the PROVINCE in writing that STAGE I and STAGE II were successfully completed in a manner consistent with the works program set forth in Annex II. Unless DGFM and the PROVINCE notify FMC in writing within forty-five (45) calendar days of receipt of the explanation by FMC that it does not agree with such explanation, FMC shall be deemed to have fully complied with its investment commitment for STAGE I and STAGE II and shall have no further liability to DGFM or the PROVINCE. Should DGFM and the PROVINCE so notify FMC of its non-agreement, the parties shall meet to discuss the works program performance performed by FMC for the purpose of reaching a mutually agreed solution of any possible works program liabilities. Should no such solution be reached the provisions of Article 4.5. below shall apply.~~

4.4.

~~On the basis of fully documented commercial and/or technical factors analytically demonstrated by FMC to DGFM and the PROVINCE, FMC may at any time during STAGE I and STAGE II withdraw from exploration and development of the SALAR mining claims, terminate this Agreement and cease all activity hereunder, without liability to DGFM nor to the PROVINCE. The parties agree that the commercial factors justifying a withdrawal for this purpose shall include a demonstrations by FMC, based on specific cost and market analysis, that the brines of the SALAR mining claims cannot support a project which could be commercially competitive with other Andean brine projects provided that these projects are under exploitation or being developed and not carried out by FMC or its subsidiaries or companies in which FMC or its subsidiaries participate. The parties further agree that a withdrawal for technical reasons shall be justified if FMC demonstrates that the SALAR mining claims cannot satisfy the minimum technical standards set forth in Annex VII. Upon such withdrawal FMC shall deliver to DGFM and the PROVINCE a complete study of the works carried out by FMC under this Agreement as well as all assets affixed to the land at the Salar mining claims. Should DGFM and the PROVINCE not agree with the reasons cited by FMC for withdrawal from the SALAR mining claims and termination of this Agreement and notify FMC of such non-agreement within forty-five (45) calendar days of receipt of FMC’s notice of withdrawal and termination, the parties shall meet to further discuss the basis for withdrawal and termination. Should the parties not agree within sixty (60) calendar days of starting with said discussions that a commercial and/or technical basis exists for withdrawal and termination, the provisions of Article 4.5. below shall apply to determine whether such a basis exists.~~

4.5.	~~Any dispute arising out of or relating to Article 4.3. and 4.4. above shall be referred to and settled by final arbitration pursuant to the procedure established under Article 23 below.~~

~~In case the Arbitration Committee should determine that FMC has withdrawn unjustifiably from the project and therefore it has an outstanding works program liability, FMC shall complete such pending works in accordance with the ruling of the Arbitration Committee, in a reasonable time, which shall not exceed the term established in the works program for the performance of such pending works.~~

~~In case FMC should fail in said completion, the IRREVOCABLE LETTER OF CREDIT established under Article 21.1. shall be executed in the amount then in effect pursuant to Article 21.1~~

ARTICLE 5~~:    FMC shall carry out STAGE I and STAGE II in accordance with customary standards for international mining projects and in compliance with applicable Argentine legal regulations concerning engineering and mining practice.~~

ARTICLE 6~~:    Commencing with the implementation of STAGE I and up to the end of STAGE II, FMC shall furnish DGFM and the PROVINCE quarterly and annually written progress reports of its activities and results pursuant to the works program set forth in Annex II. Likewise, it shall report to DGFM and the PROVINCE any obstacles which it could discover in relation to the completion of STAGE I and STAGE II, without any commitment on the part of DGFM and the PROVINCE for the elimination thereof. FMC shall be responsible for storage and filing of samples and related analytical results.~~

ARTICLE 7

7.1.

~~During the completion of STAGE I and STAGE II, FMC shall allow representatives of DGFM and the PROVINCE access and inspection of the work areas and local plants included in STAGE I and STAGE II, within ordinary working hours. As part of such access and inspection, FMC shall provide at the request of DGFM and/or the PROVINCE, acting in coordination, and up to two (2) DGFM/PROVINCE designees in total for up to one (1) week per quarter, detailed explanations and analysis of the progress reports provided to DGFM and the PROVINCE pursuant to Article 6. These explanations and analysis shall occur at the SALAR mining claims, and shall include technical, engineering, and management aspects, as requested by DGFM and/or the PROVINCE, in a coordinated manner. In conducting all visits to the SALAR mining claims pursuant to this Article 7, DGFM and the PROVINCE shall not interfere with the program of work activities being carried out by FMC. All such visits shall be at the expense of DGFM or the PROVINCE, as applicable.~~

7.2.

~~Prior to disclosure of DGFM and the PROVINCE representatives pursuant to this Article 7 of any technology or know-how which are not in the public domain or are protected by patents, confidentiality agreements shall be executed by recipients of such information. At all times, proprietary business and technical information of FMC CORPORATION and/or FMC and/or MDA shall be strictly protected and shall not be used or transferred without FMC CORPORATION’s and/or FMS’s and/or MDA’s express authorization, as appropriate.~~

ARTICLE 8    ~~As from the EFFECTIVE DATE OF THIS AGREEMENT and up to its conclusion or termination, FMC and/or MDA, as appropriate, shall take all the applicable steps to comply with its obligations as required by the Argentine Mining Code to preserve DGFM’s mining rights in relation to the SALAR mining claims concessions detailed in Annex I, and, for that purpose, shall pay necessary mining fees and comply with any other clearly identified legal obligations for payment of fees or charges to the Argentine authorities, for maintenance of the mining titles or claims of the SALAR mining claims concessions in accordance with the regulations of the Argentine Mining Code, including the payment of charges under laws passed subsequent to the execution of this Agreement.~~

~~During STAGE I and STAGE II, amounts paid by FMC as mining fees, taxes or other charges pursuant to this Article 8 shall be included as part of FMC’s total minimum investment set forth in Article 4.1. above. This commitment on the part of FMC shall apply to all Salar mining claims during STAGE I and STAGE II.~~

~~During STAGE III, this commitment shall be assumed by MDA, and shall be subject to Article 13 below, and arise with respect only to the concessions which FMC selects as necessary for successful completion of STAGE III.~~

~~It is established that all the expenses to obtain the mining concession titles of the properties listed in Annex I pursuant this Article shall be the liability of DGFM.~~

ARTICLE 9

9.1.

FMC acknowledges the desirability of employing local personnel to the maximum extent possible in performance of its obligation in Argentina, under this Agreement. FMC or MDA, as appropriate, undertakes to employ residents of the Province of Catamarca, at professional, technical and operating levels, to the extent they are available and sufficiently qualified for their respective jobs, in the following percentages:

~~(i) At~~	~~least thirty percent (30%) of the work force directly employed in Argentina in carrying our STAGE I and STAGE II activities operations at the Salar mining claims, and~~

(ii)	At least fifty percent (50%) of the work force directly employed in Argentina in carrying out STAGE III operations at the SALAR mining claims.

Sufficiently qualified personnel shall be understood as people with personal and technical qualifications in accordance with the standard requirements for large scale mining projects.

In case the above indicated percentages could not be achieved with people residing in the Province of Catamarca, they shall be completed with qualified residents of Argentina.

For the purposes of this Article 9, it is agreed that a “resident” shall be an individual who has resided in his respective territory, at least during one (1) year immediately previous to his employment by FMC and MDA.

FMC or MDA, as appropriate, will provide satisfactory working conditions and endeavor to establish a good standard of living for such employees, consequently assuring new employment opportunities for professionals, technicians and operators.

9.2.

FMC or MDA, as appropriate, shall provide supplemental technical training and specialized know-how to qualified Argentine employees as may be necessary to fulfil the works program of ~~STAGE I, STAGE II and~~ STAGE III. Prior to disclosure of any technology or know-how which are not in the public domain or are protected by patents, confidentiality agreements shall be executed by recipients of such information. At all times, proprietary business and technical information of FMC CORPORATION and/or FMC and/or MDA shall be strictly protected and shall not be used or transferred without FMC CORPORATION’s and/or FMC’s and/or MDA’s express authorization, as appropriate.

ARTICLE 10

10.1.	~~The maximum time limit for the execution of STAGE I and STAGE II is sixty-eight (68) months from the date of the beginning of STAGE I.~~

10.2.

~~FMC shall begin STAGE I within sixth (60) days from the EFFECTIVE DATE OF THIS AGREEMENT, except in case of duly justified force majeure or Act of God. The parties agree that STAGE I and STAGE II may not be extended except on the basis of force majeure or Act of God.~~

ARTICLE 11~~:    Within forty-five (45) calendar days after the completion of STAGE II, FMC shall notify DGFM and the PROVINCE in writing of its decision whether to exercise its exclusive option to proceed with STAGE III, or to withdraw from the SALAR mining claims and terminate this Agreement. Should no notice be given by FMC, FMC shall be deemed to have decided to withdraw from the SALAR mining claims and terminate this Agreement.~~

ARTICLE 12~~:    Should FMC decide to proceed with STAGE III, FMC shall deliver to both DGFM and the PROVINCE a copy of the feasibility study upon which its decision not to proceed was based, as well as all assets affixed to the land at the SALAR mining claims.~~

ARTICLE 13~~:    While it is FMC’s intent to exploit all mining claims listed in Annex I, simultaneously with the exercise of its option to carry out STAGE III, FMC shall inform DGFM of any mining claims which it does not intent to exploit during STAGE III. DGFM shall dispose of the remaining mines or claims in the most convenient manner for its own interests, and FMC or MDA shall have no obligation under Article 8 above to maintain such mining claims after the date of such notice to DGFM.~~

III. STAGE III – RIGHTS AND UNDERTAKINGS

ARTICLE 14

14.1.

Should FMC elect to proceed with mineral extraction and commercialization of the SALAR mining claims pursuant to Article 11 above, MDA shall enter into the Commercial Exploitation Stage, referred to herein as STAGE III. As set forth in Annex IV hereto, STAGE III shall consist of detailed engineering design, construction, and start-up of a commercial exploitation facility. The date of notice by FMC that it elects to proceed with STAGE III shall be termed for purposes of this Agreement the “STAGE III COMMENCEMENT DATE”.

14.2.

~~Specific activity to be undertaken by MDA during the implementation of STAGE III is set forth in detail in the works program attached as Annex IV, at Phase 12, Tasks 1 and 2. MDA shall complete all activities set forth in Phase 12, Task 1 and 2, and shall start-up a commercial exploitation facility (Phase 12, Task 2, Objective 3; hereinafter the “START-UP DATE”) within a term that shall not exceed forty (40) months from the STAGE III COMMENCEMENT DATE.~~

ARTICLE 15

15.1.

MDA shall be regulated pursuant to the provisions of LAW Number 19.550 (and amending laws) of the Republic of Argentina. During STAGE III, the object of MDA will be the exploitation of the deposit and the transformation processes of the minerals extracted, and also the direct marketing of the products manufactured. MDA shall undertake all the rights and obligations arising out of such exploitation set forth in this Agreement for which fulfilment FMC CORPORATION will continue to be jointly and severally liable until the START UP DATE. The By-Laws of MDA shall be consistent with the obligations of MDA under this Agreement.

15.2.

The corporate capital of MDA shall be represented by common stock, consisting of at least two classes of shares, in a manner consistent with Article 15.4. below. Equity contributions of MDA shall be sufficient to support the project investment and accomplish MDA’s obligations under this Agreement.

~~During STAGE I and STAGE II, and during STAGE III for a period of two (2) years after the START-UP DATE, MDA’s equity capital shall be no less than fifteen percent (15%) of its total assets.~~ Commencing two (2) years after the START-UP DATE, MDA’s equity capital shall be no less than twenty percent (20%) of its total assets.

15.3.

~~All foreign capital contributions to FMC during STAGE I and STAGE II, shall be made by FMC CORPORATION and/or subsidiaries of FMC CORPORATION, in accordance with the Argentine Foreign Investment Law 21.382 (and amending laws). During STAGE III, the direct participation in MDA of FMC CORPORATION and/or any FMC CORPORATION subsidiary which is empowered to carry out, participate in, or finance projects of this nature, shall represent at least fifty-one percent (51%) of the direct equity ownership of MDA and will give FMC CORPORATION and/or such other FMC CORPORATION subsidiaries the right to nominate the majority of the MDA Board of Directors.~~

15.4.

~~DGFM and~~ the PROVINCE shall not be obliged to make capital contribution of any kind to MDA. FMC CORPORATION shall assign ~~to DGFM and~~ the PROVINCE ~~one (1)~~ two (2) Class “A” share ~~to each one~~, which shall be different then the remaining shares. These Class “A” shares shall entitle ~~DGFM and~~ the PROVINCE to appoint two (2) directors to the Board of Directors of MDA, ~~one for DGFM and one or the PROVINCE,~~ and one (1) member of the Audit Committee of MDA, ~~appointed by agreement between DGFM and the PROVINCE.~~ All dividends in cash corresponding to the ~~DGFM/~~PROVINCE shares of MDA shall be paid to ~~DGFM/~~PROVINCE and deducted from ~~the participation percentage and~~ the mining royalties~~, respectively~~.

ARTICLE 16

16.1.

~~Should MDA decide to proceed to STAGE III, DGFM/PROVIDENCE shall assure the granting of rights to MDA allowing it the extraction and exploitation of minerals from the SALAR mining claims for a total term of forty (40) years, which shall be covered by the following procedure:~~

~~DGFM shall grant to MDA, within sixty (60) calendar days of the STAGE III COMMENCEMENT DATE, the usufruct rights permitting the full mining, extraction, and exploitation of the SALAR mining claims designated in Annex I, except for such mines or claims abandoned by FMC pursuant to Article 13 above. The usufruct rights granted to MDA for mining of the SALAR mining claims shall provide for a term of twenty (20) years for mining, extraction and exploitation, commencing with the START-UP DATE, conditioned to the effective starting-up of the industrial exploitation.~~

~~Once the above described term of usufruct has elapsed, MDA shall have an irrevocable option to a new usufruct for another twenty (20) years under the same terms and conditions as agreed herein. Said option shall be notified to DGFM in an authentic manner and must be exercised by MDA as from the elapsement of the initial term of twenty (20) years and until one (1) year thereafter.~~

~~Until MDA exercises the above mentioned option, it shall remain in the full and legitimate use and enjoyment of the mining claims, being understood that it will remain so under the same terms and conditions as provided therein but authorized during the interim period as Entrepreneur of a Percentage Exploitation Contract pursuant to Article 364 of the Argentine Mining Code.~~

~~Once the option has been exercised, the period of time during which MDA has acted as Entrepreneur of a Percentage Exploitation Contract will be deducted from the term of the new usufruct. If the irrevocable option is exercised by MDA but a legal impossibility arised which prevents the parties from entering into a new usufruct for a period of twenty (20) years, MDA will nevertheless remain for that twenty (20) year period in the full use and enjoyment of the mining properties and Entrepreneur of a Percentage~~

~~Exploitation Contract pursuant to Article 364 of the Argentine Mining Code and under the same terms and conditions as established herein. In such a case, the twenty (20) year term of the Percentage Exploitation Contract will be counted as from the elapsement of the initial term of the usufruct.~~

~~Ten (10) years before the end of the second period of twenty (20) years, the parties shall commence with negotiations aimed to obtain a new agreement for a third period of twenty (20) years, under the form of an usufruct or a percentage exploitation contract, as it may be convenient and under terms and conditions to be agreed upon by them. The third period of twenty (20) years shall start from the end of the second period of twenty (20) years. The negotiations to define the new terms and conditions to be applied to the new contract shall start within the ten (10) days subsequent to the communication that any of the parties send to the other one and they shall be definitively concluded and the respective agreement executed at the latest two (2) years after the starting of the conversations to agree upon the new terms and condition of same unless otherwise agreed by the parties in writing. Should the parties not reach an agreement upon the new terms and conditions of the new agreement in the term hereinabove indicated, a ratification shall be sent in order to conclude the negotiations aimed to the execution of new agreement.~~

~~Should the new agreement not be executed, FMC/MDA shall have the option, at the end of this Agreement, or if the new agreement were entered into, at the end of said new agreement, to withdraw all the assets, including assets affixed to the Salar mining claims designated in Annex I, within a term that shall not exceed one (1) year, starting from the end of this Agreement or the new agreement, as the case may be, or to assign same to DGFM/PROVINCE, charge free.~~

~~This Agreement, as well as any other new contract, shall be registered directly with the Mining Court, at due time.~~

16.2.

At any time during STAGE III, after five (5) years have elapsed since the START-UP DATE, MDA shall be free to abandon the exploitation of the SALAR mining properties, without any responsibility to the other parties. In such case MDA shall deliver charge-free, to DGFM/PROVINCE, all the assets affixed to the land of the SALAR mining claims. This Agreement shall then be terminate and the usufruct or Percentage Exploitation Contract, as the case may be, cancelled at that time.

ARTICLE 17

17.1.

During STAGE III, MDA shall engage at least in the mining, processing and commercialization of lithium from the SALAR mining claims. It is agreed that the goal of FMC/MDA is, as far as possible, the maximum industrialization and commercialization of all the minerals of the SALAR mining claims.

17.2.

During the first five (5) years following the START-UP DATE, MDA may at any time start the commercial exploitation of the other minerals of the SALAR mining claims. At the conclusion of that five (5) year period, MDA shall present to ~~DGFM and~~ the PROVINCE a five (5) year plan for industrialization and commercialization of all other mineral components which MDA has not exploited by that date, or, alternatively, shall make such other minerals which have been harvested and not exploited available to ~~DGFM~~ the PROVINCE, in accordance with Article 17.3. Should MDA present the five (5) year plan for any mineral and not implement it, MDA shall have to make such minerals which have been harvested available to ~~DGFM,~~ the PROVINCE in accordance with Article 17.3., at the end of said five (5) year period or at the time it decides to cancel the plan if before said term.

17.3.

The harvested mineral components that MDA should decide not to exploit commercially during the term foreseen under 17.2 or anytime thereafter shall be made available by MDA, ex-factory, charge-free to ~~DGFM~~ the PROVINCE, which may exploit these harvested mineral components either by itself or through other enterprises(s). MDA shall not be required to incur any cost with respect to such minerals after they are harvested. In such a case, ~~DGFM~~ the PROVINCE shall have a two (2) year term to withdraw the harvested mineral components placed at its disposal by MDA. In case ~~DGFM~~ the PROVINCE should not withdraw said minerals within the above mentioned term, MDA shall be free to dispose of said minerals, except that their industrialization and commercialization shall be subject to Article 19.

Should ~~DGFM~~ the PROVINCE decide to perform the exploitation of the other harvested mineral components through other enterprise(s), before celebrating any pertinent contract, it shall communicate to MDA the conditions of the negotiation and will afford MDA the option to perform such exploitation under the same conditions proposed by the other enterprise(s).

Only after MDA has communicated that it will not exercise its option, or after a term of thirty (30) calendar days has elapsed without receiving MDA’s notification, ~~DGFM~~ the PROVINCE shall be free to execute a contract with the other enterprise(s).

In case the exploitation of the other harvested mineral components were carried out by ~~DGFM~~ the PROVINCE and/or other enterprise(s), the respective plants shall be placed and operated so as not to interfere with the operations of MDA.

Likewise, ~~DGFM~~ the PROVINCE and/or the other enterprise(s) exploiting the harvested mineral components not exploited by MDA shall return to MDA, charge-free, all lithium produced as by-product or as co-product plus all end tails containing lithium.

ARTICLE 18

18.1.

~~For the purpose of verifying the performance of the works Program established for STAGE III, until the START-UP DATE, MDA shall allow the access and inspection by DGFM/PROVINCE representatives, to the work areas and installations, within the normal working hours. The visits shall be~~

~~previously coordinated, and the total number of visitors shall be up to two (2) representatives, for more than three (3) days per quarter. MDA shall provide to DGFM/PROVINCE representatives either orally or in writing, whichever is more practical upon MDA’s judgment, the necessary explanations for the fulfilment of the visit’s objectives.~~

~~During all their visits to MDA’s installations according to this Article, DGFM/PROVINCE shall not interfere with the program of activities under execution by MDA.~~

~~DGFM and/or the PROVINCE as applicable, shall be responsible for the cost of said visits.~~

18.2.

~~Before disclosing, in accordance with this Article 18, any technology or know-how that is not in the public domain, or protected by patents, to DGFM/PROVINCE representatives, confidentiality agreements shall be executed with the recipients of said information.~~

(a)

~~At all time, the proprietary technical and commercial information form FMC CORPORATION and/or FMC and/or MDA shall be strictly protected and shall not be utilized or transferred without the express authorization of FMC CORPORATION and/or FMC and/or MDA as applicable.~~

ARTICLE 19

19.1.

~~In compensation for the mining rights granted to it hereunder, commencing form the EFFECTIVE DATE OF THIS AGREEMENT, FMC/MDA as applicable, shall pay to DGFM and the PROVINCE, within fifteen (15) calendar days from the end of each month, a participation percentage to DGFM and a mining royalty to the PROVINCE equivalent to a percentage of the value of monthly net sales of all products sold during exploration, development and commercial exploitation of the SALAR mining claims, in accordance with this Article 19.~~

~~The value of monthly net sales shall be specifically calculated on the basis of NET SALES VALUE as defined in Articles 19.2. and 19.3. below.~~

~~The participation percentage and the mining royalty will be calculated by multiplying the NET SALE VALUE per kilogram, as defined in 19.2. and 19.3, by the actual sales volume, expressed in kilograms, to which all those deliveries foreseen under 19.13 shall be added subject to 19.6. The resulting value shall be multiplied by the participation percentage rate and by the mining royalty, respectively, as participation and mining royalty. The Provincial mining royalty shall be adjusted as provided in Article 19.9 below.~~

19.2.

~~With respect to lithium products, NET SALES VALUE shall be determined by adjustment to an established base price for lithium carbonate (“BASE PRICE”). For lithium products which are not lithium carbonate, a lithium carbonate equivalent will be utilized for BASE PRICE calculation. Lithium carbonate equivalent is the amount of lithium carbonate needed to produce a~~

~~given amount of the lithium end product, as specified in the conversion table attached as Annex V. The BASE PRICE shall consist of the higher of either: (a) the actual ex-factory F.O.B. invoice price; or (b) the respective international market price for comparable lithium carbonate produced from lithium brines adjusted ex-factory F.O.B., which the parties recognize to be the average of the “Valor”  and “Valor Retorno” prices of shipments for the most recent month of Chilean lithium carbonate as reported in the most recent CARTAMIN edition, a monthly publication of Revista Mineria Chilena (Perez Valenzuela 1098, Of. 98, Providencia 9, Santiago, Chile) a sample copy of which is attached hereto as Annex VI; this average price shall be calculated at the average of the average “Valor” price (value of total “Valor”  shipments divided by the corresponding total “Cantidad”) and the average “Valor Retorno” price (value of total “Valor Retorno” shipments divided by the corresponding total “Cantidad” ) for the respective month. Should CARTAMIN cease publication the parties shall mutually agree to a substitute publication source reporting comparable prices for lithium carbonate produced from lithium brines.~~

~~If no publication is available containing the effective price for the date of each invoice, the last available publication will be taken. Once the applicable one is published, then an adjustment will be made in order to calculate and pay the percentage participation and mining royalty.~~

~~With the purpose of determining the BASE PRICE defined in this Article, as well as its application to the cases under 19.6. and 19.8 of this Agreement, all foreign currencies shall be converted into United States dollars. For such purpose the cash rate of exchange offered by Citibank for each currency on the New York exchange market, on the latest exchange working day of each month, shall apply. The Buenos Aires branch of said Bank shall be able to certify the above mentioned exchange rates. In case some currency were not quoted on said date, at said bank on the New York exchange market, the quotation at the Argentine Branch of said bank, for the Buenos Aires exchange market, shall apply. Should Citibank cease its operations, the parties, by mutual agreement, shall designate for purpose of this paragraph, another U.S. Bank with branch in Argentina.~~

~~NET SALES VALUE shall be the BASE PRICE after deduction of sales returns, export taxes, internal taxes that integrate the sales price, value-added tax exposed on MDA’s invoice, or any other tax that may substitute or complement them in the future, that would have been effectively paid, and any other tax of analogous nature to the abovementioned ones, to be created in the future and imposed on said sales.~~

19.3.

~~With respect to non-lithium products, NET SALES VALUE shall be determined according to an established base price (“NON-LITHIUM PRODUCT BASE PRICE”). The NON-LITHIUM PRODUCT BASE PRICE shall consist of the higher of either: (a) the actual ex-factory F.O.B. invoice price; or (b) for sales to un-related parties, seventy five (75%) percent of the corresponding representative international market price; or (c) for sales invoiced to shareholders, associates or subsidiaries of FMC CORPORATION and/or FMC, the corresponding representative international market price, determined by a reputable international publication, agreed upon by both parties, as a benchmark source.~~

~~NET SALES VALUE for non-lithium products shall be the NON-LITHIUM PRODUCT BASE PRICE after deduction of sales returns, export taxes, internal taxes that integrate the sales price, value-added tax exposed on MDA’s invoice, or any other tax that may substitute or complement them in the future, that would have been effectively paid, and any other tax of analogous nature to the abovementioned ones, to be created in the future and imposed on said sales.~~

19.4.

~~The payment of the participation percentage and the mining royalty shall be performed in Argentine currency. For the conversion into Argentine currency of NET SALES VALUES expressed in foreign currency, the official exchange rate applicable to export payments (drafts and transfers to foreign countries) prevailing at the Banco de la Nación Argentina on the last working day of each month for the Exchange Market of the City of Buenos Aires, shall apply. If multiple rates for product categories were in effect, the rate utilized shall be that for the subject product.~~

19.5.

~~The amount of participation percentages and the mining royalties to be paid hereunder on all sales from production coming from mining properties indicated in Annex I shall be based upon the accumulated sales in the calendar year or fraction thereof computed according to the following SCHEDULE I, as illustrated in the example set forth below:~~

~~SCHEDULE I~~
~~Metric Tons per year~~	~~DGFM Participation Percentage Rate~~	~~PROVINCE Mining Royalty Rate (*)~~	~~Total to be paid by FMC/MDA~~
~~LITHIUM CARBONATE EQUIVALENT~~
~~Up to 12,000/year~~	~~2.0%~~	~~3.0%~~	~~5%~~
~~More than 12,000/per year~~	~~2.8%~~	~~4.2%~~	~~7%~~
~~OTHER MINERALS~~
~~Up to 26,400/year~~ 	~~2.0%~~	~~3.0%~~	~~5%~~
~~More than 26,400/year~~ 	~~2.8%~~	~~4.2%~~	~~7%~~

~~(*) In~~	~~satisfaction of Provincial Law No 4.422~~

~~EXAMPLE: Assuming a yearly production of 15,000 Metric Tons CE’s with an average NET SALES VALUE of 2,500 US$/Metric Ton~~

~~Partial Tonnage~~	~~Participation Rate~~	~~Participation (us$)~~	~~Mining Royalty Rate~~	~~Mining Royalty (us$)~~	~~To be paid by FMC/MDA (us$)~~
~~12,000~~	~~2.0%~~	~~600,000~~	~~3.0%~~	~~900,000~~	~~1,500,000~~
~~3,000~~	~~2.8%~~	~~210,000~~	~~4.2%~~	~~315,000~~	~~525,000~~

~~15,000~~	~~TOTAL:~~	~~810,000~~		~~1,215,000~~	~~2,025,000~~

~~The amount of participation percentages and the mining royalties to be paid hereunder on all sales from production coming from the areas outside those mining properties indicated in Annex I shall be based upon the accumulated sales in the calendar year a fraction thereof computed according to the following SCHEDULE II.~~

~~SCHEDULE II~~
~~Metric Tons per year~~	~~DGFM Participation Percentage Rate~~	~~PROVINCE Mining Royalty Rate (*)~~	~~Total to be paid by FMC/MDA~~
~~LITHIUM CARBONATE EQUIVALENT~~
~~Up to 12,000/year~~	~~1.0%~~	~~5.0%~~	~~6.0%~~
~~More than 12,000/per year~~	~~1.4%~~	~~7.2%~~	~~8.4%~~
~~OTHER MINERALS~~
~~Up to 26,400/year~~ 	~~1.0%~~	~~5.0%~~	~~6.0%~~
~~More than 26,400/year~~ 	~~1.4%~~	~~7.0%~~	~~8.4%~~

~~(*)~~	~~In satisfaction of Provincial Law N[o] 4.422~~

~~It is established that the Mining Royalty Rates specified in this Article, are in full satisfaction of the Provincial Law N~~o ~~4.422 on Mining Royalties and its modifying Provincial Law N~~o ~~4.512, and any other provincial Law that may substitute or modify them in the future. The parties agree that for practical reasons and contrary to what is established by Laws N~~o ~~4.422 and N~~o ~~4.512 where the mining royalty is levied on the physical volume of the mineral extracted, the mining royalty agreed hereunder shall be calculated and paid by FMC/MDA to the PROVINCE on the basis of the NET SALES VALUE of all products sold.~~

19.6.

~~Notwithstanding the actual sales by MDA, during the first five (5) years following the START-UP DATE, it shall pay as a minimum to DGFM a participation percentage and to the PROVINCE a mining royalty, based on annual sales of seven million kilograms (7,000,000 Kg) of lithium carbonate equivalent. The participation percentage and the mining royalty paid during the first eleven (11) months for each of these five (5) years shall be based on cumulative actual sales. To the extent necessary, the lump-sum payment for twelfth (12) month of each year shall be adjusted to reflect the guaranteed payments for the respective year, subject to 19.5. Such payments shall be calculated on the basis of the average NET SALES VALUE for the respective year.~~

~~To such purpose, the total NET SALES VALUE for each month shall be converted, for each one of these months, to United States dollars (us$) utilizing the procedure defined under 19.2. The average of the NET SALES VALUE to apply in the calculation of the adjusted payment for the twelfth (12) month of each one of these five (5) years, as above foreeseen, shall be the quotient between total NET SALES VALUE of each year expressed in United States dollars (us$) and the total of the respective sales volumes expressed in kilograms.~~

19.7.

~~After the completion of the five (5) year term from the START-UP DATE, MDA shall pay, as a minimum, a participation percentage to DGFM and a mining royalty to the PROVINCE, based upon annual sales of ONE MILLION KILOGRAMS (1,000,000 Kg) of lithium carbonate equivalent, calculated in accordance with the procedure set forth in Article 19.6. above. In case the actual sales would surpass that minimum amount, MDA shall pay DGFM and the PROVINCE the participation percentage and the mining royalty corresponding to the actual sales performed, in accordance with the procedure set forth in Articles 19.1. through 19.5. above.~~

19.8.

~~In case of delay in the payment of participation percentages to DGFM and/or mining royalties the PROVINCE on the part of FMC or MDA the amount owed shall accrue interest for the term of delay. For this purpose, the NET SALES VALUE for the respective invoices, expressed either in Argentine or foreign currency shall be converted into U.S. currency according to 19.2.~~

~~The interest for late payment, shall be calculated upon the participation percentage and/or the mining royalty that would not have been paid in time and over the term of the delay, in a percentage consisting of the sum of the prime rate effective on the starting date of the delay quoted by Citibank plus fifty percent (50%) of that rate. The Argentine Branch of Citibank shall be able to certify the quoted rate. Should Citibank cease its operations, the parties by mutual agreement, shall designate for purpose of this paragraph, another U.S. Bank with branch in Argentina.~~

~~Any payment effectuated shall be applied to satisfy first the accrued late payment interests and secondly, to cancel, to the extent possible, the participation percentage account and/or mining royalty.~~

~~In case the delay should exceed the term on one (1) year, DGFM/The PROVINCE shall be entitled to exercise their right to rescind this Agreement, in accordance with Article 1204 of the Civil Code of the Argentine Republic. In such case, said Article shall be of strict application and the term to require compliance shall be fifteen (15) days.~~

19.9.

All contributions, levies, charge, direct or indirect taxes, duties, mining fees, mandatory savings and similar assessments or taxes, whether National and/or Provincial or Municipal (hereafter collectively referred to as “taxes”), and the payment of the mining royalty agreed hereunder, which may be applicable to any activity or taxable matter resulting from the execution of this Agreement and its performance, including those directly applicable to income as well as to profits and net worth, shall be borne by FMC or MDA, as applicable, with no tax or other obligation related thereto on the part of ~~DGFM or~~ the PROVINCE.

The PROVINCE grants to FMC/MDA and this Agreement the stabilization of all taxes and mining royalties that FMC or MDA, as applicable shall pay to the Province of Catamarca and to the Municipality of Antofagasta de la Sierra and/or any subdivision of same that may be created in the future and to any department or delegation that form the Administration of the Province of Catamarca (hereafter referred to as the “Provincial Governments”). This means that FMC/MDA shall not pay to the Provincial Governments any total amount as taxes and mining royalties in excess of the total amount which would be deemed as owed when calculated utilizing the taxes and the rates and the bases, and the mining royalty and the base as shown in Annex VIII. Any changes in taxes payable for any reason, including but not limited to, the introduction of new taxes, changes in tax rates, changes in the computation of the bases upon which the tax rates are applied, and any allowances of fiscal credits in arriving at a final tax liability to the Provincial Governments, that were imposed by laws, decrees, resolutions, or dispositions in general, issued by the authorities of the Provincial Governments shall results in a modification of the mining royalties payable under 19.51 in the manner set forth in this Article 19.9. Such mining royalties shall be reduced or increased in an amount as is necessary to equate total payments of taxes plus total mining royalties to the sum of (l) the total of taxes due under the taxes, the rates and the bases established in Annex VIII, and (2) the total Provincial mining royalty payable under Article 19.52 of this Agreement, as expressed in Argentine currency under the provisions of Article 19.4. The PROVINCE acknowledges that Annex VIII is complete in its entirety as to the agreed taxes applicable to FMC/MDA, based on taxes in effect on the date of execution of this Agreement. In order to determine the amount of any adjustment to the Provincial mining royalty under this Article it will be necessary to make two computations for each and every tax.

The first computation will be under the laws, decrees, resolutions, dispositions, regulations, or other authoritative rules pertaining to the computation of each tax in effect on the date of execution of this Agreement. The second computation will be under the laws, decrees, resolutions, dispositions, regulations, or other authoritative rules pertaining to the computation of that same tax in effect for the period for which the tax liability is being computed. If the second computation results in a greater total tax liability than does the first computation, there will be a reduction in the Provincial mining royalty due under Article 19.5 equal to this difference between the first and second computations of the tax. If the second computation results in a lesser tax liability than does the first computation, there will be an increase in the Provincial mining royalty due under Article 19.53 equal to this difference between the first and second computation of the tax.

The adjustment to the Provincial mining royalty required by this Article shall take place with the next Provincial mining royalty due immediately after the filing due date of the report or return upon which the tax liability is reported to the Provincial Governments. If, as a result of the adjustment required by this provision, a reduction in the Provincial mining royalty is greater than the total amount due for the next Provincial mining royalty, all immediately following Provincial mining royalty payments due shall be reduced in order of first occurance until the total adjustment has been made.

[1]	As amended by Second Article of the 1994 Amendment
[2]	As amended by Second Article of the 1994 Amendment
[3]	As amended by Second Article of the 1994 Amendment

In order to maintain the value of the adjustment (increase or decrease of assessments with respect to the ones in force on the date of execution of this Agreement) said adjustment, in Argentine currency, will be converted to us$ dollars at the official rate of exchange applicable to export payments (drafts and transfers to foreign countries) prevailing at the Banco de la Nación Argentina on the last working day before the date on which the calculation is made. In order to offset the adjustment with the mining royalties, the amount in (us$) United States Dollars resulting from the application of the procedure indicated in the preceding paragraph shall be converted to Argentine currency at the official rate of exchange indicated above, prevailing on the last working day before the date or dates on which the actual increase or decrease of the mining royalties is made. The parties agree that any tax, charge, fee, duty or assessment imposed on the extraction and/or transportation of minerals outside or within the Municipality of Antofagasta de la Sierra and/or the Province of Catamarca shall be deducted from the Provincial mining royalty provided in this Agreement.

The obtention or expiry of Provincial benefits of any sort originated in promotional regimes, will have no incidence whatsoever upon the participation percentages, mining royalties and taxes to be paid by FMC/MDA ~~to DGFM~~ and the PROVINCE, respectively.

19.10.

~~DGFM and~~ the PROVINCE shall have access, ~~in coordination,~~ to invoices and records made by MDA in order to verify the kilograms of any kind of products sold, their price and other aspects related to the determination of ~~NET SALES VALUE in accordance with this Article 19~~ Pithead value in accordance with the Second Articls of the 1994 Amendment.

19.11.

~~As from the EFFECTIVE DATE OF THIS AGREEMENT and up to the START-UP DATE, FMC or MDA, as applicable, shall pay to DGFM participation percentages and to the PROVINCE mining royalties in the manner set forth hereinabove, on products extracted and sold from the SALAR mining claims, according to Article 19.5., without applying Articles 19.6. and 19.7. of this Agreement.~~

19.12.

~~DGFM and the PROVINCE shall have the right at their discretion and in a coordinated manner to take product samples once every month at the point of final packaging and shipment pursuant to reasonable procedures for the purpose of verifying that finished products obtained from the SALAR mining claims correspond to their verified lot descriptions. Neither DGFM nor the PROVINCE shall interfere with MDA’s operations in coordinating such sampling.~~

19.13.

~~The compensations in products, donations or any other manner of charge-free delivery of salable products, shall be considered as sales and subject to the payment of participation percentage and mining royalties, which shall be calculated utilizing the average NET SALES VALUE referred to under Article 19.6., corresponding to the month during which the delivery of the salable products was performed.~~

ARTICLE 20: FMC or MDA, as the case may be, undertake to supply the needs of the Argentine domestic market for the consumption of all the products they manufacture.

IV. ~~GUARANTEE AND ARBITRATION~~

ARTICLE 21

21.1.

~~As a guarantee for the strict performance of the tasks established for STAGE I and STAGE II works program attached hereto as Annex II, and should it proceed with STAGE III, through the START-UP DATE, FMC shall establish an irrevocable letter of credit with an international first class bank, approved by both parties, in favor of DGFM and the PROVINCE ( hereinafter “IRREVOCABLE L/C”), payable in accordance with the conditions set forth in Article 21.2. and confirmed by a first class international bank approved by FMC and DGFM, which shall have a branch in the Argentine Republic.~~

~~Until the end of all the tasks listed below, the IRREVOCABLE L/C shall be maintained in an amount equal to twenty percent (20%) of the total amount set forth in Article 4.1. above for STAGE I and STAGE II investments, such amount agreed to be us$ 995,200 (UNITED STATES DOLLARS NINE HUNDRED NINETY FIVE THOUSAND AND TWO HUNDRED). Upon completion of all listed tasks stated below, FMC shall report this event in writing to DGFM and the PROVINCE.~~

~~STAGE I - EXPLORATION STAGE~~

~~Phase 1:~~	~~Task 1:~~	~~Brine Sampling.~~
	~~Task 2:~~	~~Clays Investigations.~~
	~~Task 4:~~	~~Preliminary Evaluation and Analysis of Brine Chemistry.~~
	~~Task 5:~~	~~Preliminary On-site Evaporation Test.~~
~~Phase 2:~~	~~Task 1:~~	~~Detailed Sampling of the Nucleus.~~
	~~Task 2:~~	~~Surface Hydrologic Studies.~~
~~Phase 3:~~	~~Task 1:~~	~~Selection of Clay Area.~~
	~~Task 2:~~	~~Evaluation of Clay Area.~~
	~~Task 3:~~	~~Construction of Test Ponds.~~
~~Phase 4:~~	~~Chemical Evaluation of Representative Brine, Evaluation of Other Products.~~
~~Phase 5:~~	~~Exploration of Raw Materials.~~

~~STAGE II - CHEMICAL DEVELOPMENT~~

~~Phase 6:~~	~~Installation of Pilot System for Brine Recovery.~~
~~Phase 7:~~	~~Pilot pond System.~~

~~From the date of reception of said notice, within thirty (30) calendar days, DGFM and the PROVINCE shall verify the fulfilment of said tasks and notify FMC the result of said verification in writing and also notify the Bank which opened the IRREVOCABLE/C and the Bank which confirmed it authorizing the Bank to reduce it by amendment. If DGFM/PROVINCE should not communicate their acceptance or rejection within the indicated term of thirty (30) calendar days, FMC shall be entitled to reduce the IRREVOCABLE L/C by amendment to seventy percent (70%) of the pre-existing amount, that is us$ 696,640 UNITED STATES DOLLARS SIX HUNDRED NINETY-SIX THOUSAND SIX HUNDRED AND FORTY), In case of a rejection, the provisions of Article 23 shall apply.~~

~~In case FMC should decide to proceed to STAGE III, starting from the date of reception, by DGFM/PROVINCE of the notification of MDA in that sense, the IRREVOCABLE L/C shall be reduced by amendment to an amount equivalent to fifty percent (50%) of its original value, or us$ 97,600 (UNITED STATES DOLLARS FOUR HUNDRED NINETY SEVEN THOUSAND AND SIX HUNDRED), and it shall be maintained in such amount until the START-UP DATE.~~

~~The IRREVOCABLE L/C shall be totally released and terminated upon the reception by DGFM/PROVINCE of MDA’s written notification and the verification by DGFM/PROVINCE that Phase 12 of STAGE III has been completed, in accordance with the procedure described above for notification and reduction the IRREVOCABLE L/C.~~

~~In case FMC/MDA should decide not to proceed with STAGE III, upon the reception by DGFM/PROVINCE of FMC/MDA’s notification, and verification of the fulfilment of the STAGE I and STAGE II works program according to the verification procedures described above, the IRREVOCABLE L/C shall be released and terminated.~~

21.2.

~~The IRREVOCABLE L/C shall be payable to DGFM and to the PROVINCE in equal amounts upon presentation of a formal claim by DGFM stating the failure of FMC/MDA to perform under this Agreement, accompanied by: (i) in the case of any matter within the scope of the dispute resolution provisions set forth in Article 23 below a certified true copy of a final arbitration award pursuant to the provisions of Article 23 stating that:~~

1)	~~FMC/MDA has failed without justification or excuse to fully perform a works program obligation according to this Agreement; and~~

2)	~~The failure to perform by FMC/MDA has not been caused by DGFM and/or the PROVINCE.~~

21.3.

~~or (ii) in the case of any matters outside the scope of Article 23 below, a certified true copy of a final judgment rendered by an Argentine Court stating that FMC or MDA, as appropriate, has failed without justification or excuse to fully perform its obligations under this Agreement and without any mention about DGFM and/or PROVINCE having caused such failure.~~

ARTICLE 22: Delay or failure in the performance hereunder (except for the obligation of paying for sold products), shall not result in liability for the failing party when the delay or failure is caused by one or several of the following events, as far as they constitute a case of force majeure or Act of God, such as, but without excluding others that are beyond the control of the failing party: fire, flood, declared or undeclared war, earthquake, explosion, impossibility to secure materials, machinery or transportation means, strikes, or any Government resolution or direction.

ARTICLE 23: In the event of any dispute arising out of or relating to this Agreement, the parties undertake to make every effort to reach an amicable settlement of their differences. Any dispute originated in, or related to Articles 1.1, 2, 3, 4, 5, 6, 10, 14 of this Agreement, as well as any other matter of technical nature originated during the term of this Agreement, in the performance of same and that could not be solved through amicable transaction, shall be referred to arbitration and settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The arbitration panel shall be instructed by the parties as to render its award as indicated in 21.2. 1) and 2) of this Agreement. The decision of the arbitration panel shall be binding and conclusive upon each party and may be enforced in any U.S. Court, or in the Courts indicated in 25.1. at FMC/MDA’s option if it is favourable to FMC/MDA and in the Courts prescribed under 25.1. otherwise. The site of arbitration shall be in Paris, France. The costs and expenses of any such arbitration shall be borne as determined by the arbitration panel. The filing fee and the advance payment of the administrative fee shall be shared equally by both parties.

All other matters not encompassed by the previous paragraph which are not solved through amicable settlement, shall be resolved in accordance with Article 25 of this Agreement.

V. ASSIGNMENT OF CONTRACT - DELEGATION

ARTICLE 24

24.1.

This Agreement may not be assigned by either party without the previous written consent of the other party. After the START-UP DATE, such consent shall not be unreasonably withheld. ~~Nevertheless, DGFM is entitled to assign this Agreement at any time, to any form of its association with third parties, that may become the successor of DGFM as the holder of the entitledness of the rights and obligations under this Agreement, including the mining rights, as a consequence of the execution of the privatization policies of the Argentine Government. Nevertheless, DGFM may not assign its rights to existing producers of lithium, without previous authorization by FMC/MDA~~.[4]

24.2.

The Parties agree that FMC Corporation and its successors may assign, at any time and without the need of consent from the Province, all of their rights and obligations under this agreement (and its amendments) to an affiliate, either

[4]

Amendment 2018 – The Parties agree that FMC Corporation and its successors may assign, at any time and without the need of consent from the Province, all of their rights and obligations under this agreement (and its amendments) to an affiliate, either present or future, including affiliates created for the purposes of becoming independent publicly traded companies with its shares listed and freely tradeable in international stock markets. The assignment shall be communicated formally to the Province through a written document where assignee expressly assumes all of the rights and obligations of assignor under this agreement (and its amendments).

present or future, including affiliates created for the purposes of becoming independent publicly traded companies with its shares listed and freely tradable in international stock markets. The assignment shall be communicated formally to the Province through a written document where assignee expressly assumes all of the rights and obligations of assignor under the agreement (and its amendments).

~~In case DGFM should assign its rights, under this Agreement, including its rights on mining properties, FMC/MDA shall enjoy priority rights in front of third parties, under equal conditions.~~

24.3.	~~The parties agree that MDA, FMC CORPORATION or any wholly owned subsidiary of FMC CORPORATION may perform in whole or in part FMC’s obligation under STAGE I and/or STAGE II.~~

VI. APPLICABLE LAW. NOTICES

ARTICLE 25

25.1.

This Agreement shall be construed in accordance with the laws of Argentina. All disputes not subject to resolution under Article 23 shall be referred to the competent court in the City of Buenos Aires.

25.2.

Notifications of any kind shall be deemed valid by the parties if served in writing by first class registered mail, cable, or telex to the domiciles indicated herein, or on those otherwise mutually agreed. ~~The unified domicile of DGFM and the PROVINCE shall be DGFM head-quarters. The unified domicile of FMC or MDA shall be the one stated in the heading of this Agreement and notice to FMC or MDA shall include the forwarding of a copy of the notice by the same means utilized for the formal notice to FMC CORPORATION, Lithium Division, 449 North Cox Road, Gastonia, North Carolina 28054, USA (Telex: 575253).~~

VII. ~~UNIFIED REPRESENTATION~~

ARTICLE 26 ~~Until the START-UP DATE, in any case requiring decisions, communications or actions in general from DGFM and/or the PROVINCE, according to the terms of this Agreement, they shall be solely and exclusively represented by DGFM, notwithstanding FMC/MDA’s obligation to perform its communications in accordance with this Agreement to both, DGFM and the PROVINCE.~~

~~DGFM shall take the steps to agree in due course with the PROVINCE the actions to be adopted in cases where the rights and/or interests of the PROVINCE are or may be affected.~~

VIII. MISCELLANEOUS

ARTICLE 27: This Agreement and its Annexes, constitute the only agreement between the parties for the exploration, development, exploitation and marketing of the SALAR mining claims and other mining claims that FMC/MDA may acquire in the future as indicated in Article 1.1. and may not be altered or modified, except by written document validly subscribed by the parties to this Agreement. This Agreement is subscribed at the date and place indicated in it. ~~It shall become legally valid and effective between the parties only upon the performance of the following conditions, in the order stated below:~~

1)	~~Approval of the Agreement by the FMC CORPORATION Board of Directors and certification of the corresponding Board Resolution by FMC CORPORATION’s secretary, duly legalized.~~

2)	~~Approval of the Agreement by a Law of the Legislature of the Province of Catamarca.~~

3)	~~Approval of the Agreement by a Decree of the Executive Branch of the Federal Government of the Argentine Republic.~~

4)

~~Opening of the IRREVOCABLE L/C pursuant to Article 21, which action shall take place within thirty (30) calendar days after the securance of all the approvals mentioned under 27(1), 27(2) and 27(3) above.~~

~~If all the conditions mentioned under 27(1), 27(2) and 27(3) above are not satisfied within five (5) months following the signature of this Agreement, this Agreement shall not enter into legal force and the parties shall have no obligations or liabilities hereunder.~~

~~The date on which all the conditions mentioned in 27(1), 27(2), 27(3) and 27(4) are satisfied will be termed as the EFFECTIVE DATE OF THIS AGREEMENT.~~

ARTICLE 28 Either party’s waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such party’s right thereafter to enforce compliance with every term and condition of this Agreement.

ARTICLE 29: All reference to FMC hereunder shall also be deemed to include FMC CORPORATION, and to the extent necessary to give effect to this Agreement, to MDA and vice-versa.

ARTICLE 30~~: FMC/MDA and DGFM/PROVINCE shall be deemed to pay equal shares of the payment of Stamp Tax or other expenses related to the registration of this Agreement. Notwithstanding that FMC/MDA shall advance the total payment of these taxes and fees, FMC/MDA shall deduct the DGFM/PROVINCE share for such taxes and fees from the investment amount required for STAGE I and STAGE II pursuant and Article 4.1. The parties agree that for purposes of determining the Stamp Tax of the Province of Catamarca that shall be paid with respect to this Agreement, the economic value of the same is us$ 4,976,000 (UNITED STATES DOLLARS FOUR MILLION NINE HUNDRED AND SEVENTY-SIX THOUSAND). As the PROVINCE is exempted from said Stamp Tax, twenty five percent (25%) of such economic value shall be exempted from Stamp Tax.~~

~~The Stamp Tax will be paid within fifteen (15) business days as of the date in which the last one of the legal instruments, by which the National and Provincial authorities approve the present Agreement, is published in the respective Official Gazette. The Stamp Tax corresponding to STAGE III shall be paid within the term of fifteen (15) business days after the exercise of the option mentioned in Article 11 and shall be calculated on the basis of the consideration to be paid for the usufruct and/or the percentage exploitation contract, as the case may be.~~

ARTICLE 31: ~~FMC/MDA shall use Banco de Catamarca for local operational accounts relating to works at the SALAR mining claims in a manner consistent with that bank’s official banking category, so long as such banking services are provided on terms and conditions substantially equivalent to those provided to other local commercial and industrial clients~~.

ARTICLE 32: This Agreement shall be executed in Spanish and English counterparts which have both been mutually reviewed, and each of which shall be considered original documents. DGFM and the PROVINCE shall certify the accuracy of the English counterpart and FMC/MDA shall certify the accuracy of the Spanish counterpart. In the event of a dispute, the Spanish version shall control this Agreement and its Annexes, except for Annexes II, III and IV, for which the English version shall control.

Attached:

Annex I -	Location and Listing of Mining Concessions Belonging to DGFM.
Annex II -	Works Program—Stage I and Stage II
Annex III -	Project Schedule
Annex IV -	Works Program—Stage III
Annex V -	Lithium Carbonate Equivalent Conversion Table
Annex VI -	Sample Copy of Cartamin
Annex VII -	Minimum Technical Standards for Project
Annex VIII -	Applicable Provincial and Municipal Taxes

In witness whereof this Agreement is executed in seven (7) copies on the date first indicated above in the City of San Fernando del Valle de Catamarca.

/s/ Direccion General de Fabricaciones Militares (DGFM)		/s/ Province of Catamarca
By:	DIRECCION GENERAL DE FABRICACIONES MILITARES (DGFM)	By:	PROVINCE OF CATAMARCA (PROVINCE)

/s/ FMC Argentina Sociedad Anonima Comercial Industrial y Financiera (FMC)		/s/ Minera del Altiplan S.A. (MDA)
By:	FMC ARGENTINA SOCIEDAD ANONIMA COMERCIAL INDUSTRIAL Y FINANCIERA (FMC)	By:	MINERA DEL ALTIPLANO S.A. (MDA)

/s/ FMC Corporation - Lithium Division (FMC Corporation)
By:	FMC CORPORATION – LITHIUM DIVISION (FMC CORPORATION)

Exhibit A

AGREEMENT

In the city of San Fernando del Valle de Catamarca, on the 9th day of March, 1994, by and among, Dirección General de Fabricaciones Militares, an entity created by National Law No. 12,709, and dependent on the Ministry of Defence of the Republic of Argentina, hereinafter “DGFM”, represented by its intervener, Mr. Luis E. A. Sarlenga with domicile at Cabildo Ave. 65, Buenos Aires, Argentina; the Province of Catamarca, hereinafter the “Province”, represented by its Deputy Governor, in exercise of the executive power, Dr. Simón F. Fernandez with legal domicile in the City of San Fernando del Valle de Catamarca, Province of Catamarca, Republic of Argentina; FMC Corporation Lithium Division, hereinafter “FMC Corporation”, with domicile at 449 North Cox Road, North Carolina, United States of America; FMC Argentina Sociedad Anónima Comercial, Industrial y Financiera, hereinafter FMC, with domicile at Madero Ave. 1920, 13th floor, Buenos Aires, Republic of Argentina; and Minera del Altiplano S.A., hereinafter “MDA”, with domicile in Madero Ave. 1020, 13th floor, Buenos Aires, Republic of Argentina, the last three represented by Mr. Gonzalo Fernando Tufino:

Whereas:

1.

FMC Corporation, FMC and MDA have entered into a contract dated February 21st, 1991 with the Province and DGFM for Exploration and Development with right to exploit DGFM’s mining properties located at Salar del Hombre Muerto mining fields, in the province of Catamarca (the “Contract”), that had been approved by Decree of the Executive Power Number 165 dated August 22, 1991, and by the Congress of Catamarca by Law # 4589, promulgated by Province Governor Decree Number 543, dated March, 20th, 1991;

2.

FMC Corporation, FMC through MDA have carried out exploration and evaluation activities of Salar del Hombre Muerto’s the mining properties, which lead them to anticipate the necessity of reconsidering the amount payable as participation and royalties during the exploitation stage of the Project, given that the contractual conditions agreed in this regard, together with the particular situation of the worldwide lithium market and its midterm projection, will condition the feasibility of the Contract;

3.

FMC Corporation, FMC and MDA are willing to continue with the development of the project and assume additional obligations under the Contract on the basis of modifying the amount of the royalties payable to the Province and its calculation basis.

4.

DGFM, considering the particular current situation of the company and taking into account the project’s importance for the Province and the whole country, is ready to assign all its rights and obligations under the Contract in favor of the Province, and the mining properties owned by it in favor of the person or corporation that the Province shall determine;

5.

Being the Province adhered, by Provincial Law No. 4759, to the Regime of Mining Investments established by National Law No. 24.196, and in view of the additional obligations to be assumed by FMC Corporation, FMC and MDA, and aware also of the Project’s importance for the provincial economy, will adjust the royalty amount under the Contract and the basis for its calculation to what it is established by the Regime of Mining Investments established by National Law No. 24.196 and its regulatory decree No. 2686/93, and without prejudice of the different applicable taxes pursuant to the Contract.

6.

DGFM is entitled, pursuant to Resolution No. 261/94 of the Ministry of Defence of the Republic of Argentina attached hereto as Annex II, to assign all its rights and obligations under this Contract in favor of the Province and transfer its mining properties in favor of the person or Company that the Province shall determine for a price established by the National Mining Secretariat.

7.

The Province answered a request made by DGFM on March 4, 1994 indicating that MDA shall be the company to which all the mining properties owned by DGFM should be transferred, given that such company is the one currently performing the development of the project.

Due to the foregoing, the parties agree as follows:

First: DGFM hereby assigns and transfers in favor of the Province, without any charge, and the Province accepts, all its rights and obligations under the Contract.

Second: FMC Corporation, FMC and MDA, on the one hand; and the Province, as a party of the Contract and assignee of the rights and obligations of DGFM pursuant to First Clause, on the other hand; hereby agree that the amount of the royalties to be paid under the Contract by FMC Corporation, FMC and MDA, as well as its basis of calculation, shall be adjusted according to National Law No. 24,196 and its Regulatory Decree, being repealed any provision of the Contract in breach, and that such royalty shall be the only share for whatever concept that the Province will be entitled to in the commercial stage of the project, notwithstanding the different applicable taxes pursuant to the Contract.

~~Third: FMC Corporation, FMC and MDA assume the following additional obligations: a) To start the construction of industrial ponds system for evaporation during the second quarter, 1994 (months 28-30) what shall mean, in case of positive results that make viable the project, a reduction of the original chronogram of the Contract and an advance of 38 (thirty eight) months of the effective date for commercial production; b) to build a pilot plant in The Salar during the first quarter of 1994; c) to build a Chemical Laboratory in The Salar during the first quarter of 1994, which will have capacity not only for the pilot plant but also for a prospective industrial plant. The laboratory will be equipped with an ICP unit; d) To start an environmental research during the first quarter of 1994.~~

Fourth: By means of public deed from today’s date, DGFM sells, assigns and transfers to MDA the mining properties listed in Annex I attached hereto, for the price and under the payment conditions established in such public deed. The expenses and fees resulting from such transfer shall be borne by MDA.

Fifth~~: The transfer, by DGFM in favor of MDA, of the mining properties listed in Annex I attached hereto, shall be subject to the following conditions, agreeing that, upon occurrence of any of them, this transfer shall be terminated and the mining properties shall be taken out of MDA’s patrimony, and shall have the allocation that the Province decides.~~

~~Consequently, MDA shall not: 1) transfer or lease the mining properties to third parties, give usufruct right or follow any other legal transaction that implies the assignment of the exploration, development or mining to persons other than MDA, without the formal authorization of the Government of the Province of Catamarca, 2) Suspend the exploration, development and/or perform the exploration in conditions different to the ones foreseen in the Contract.~~

Sixth: The Province shall be entitled to appoint a member of the Supervisory Committee of MDA, pursuant to Article 15.4. of the Contract.

Seventh: FMC Corporation, FMC, MDA and the Province are hereby notified and accept the assignment of DGFM’s rights and obligations under the Contract in favor of the Province. FMC Corporation, FMC and MDA, on the one hand, and DGFM, on the other hand, represent and agree not having a claim or a pending issue between them under the Contract.

~~Eighth : The validity of the assignment of DGFM’s rights and obligations under the Contract, in favor of the Province and implemented herein, shall be subject to the approval of the Province of Catamarca’s legislature.~~

Ninth: All the provisions of the Contract that have not been hereby modified or that do not conflict with the provisions herein agreed, shall remain in full force and effect between the Province, FMC Corporation, FMC and MDA.

IN WITNESS WHEREOF, the Parties hereby execute seven (7) identical copies are signed in San Fernando del Valle de Catamarca, on the 9th day of March, 1994.

/s/ DIRECCION GENERAL DE FABRICACIONES MILITARES (DGFM)

By: DIRECCION GENERAL DE

FABRICACIONES MILITARES

(DGFM)

/s/ PROVINCE OF CATAMARCA

By: PROVINCE OF CATAMARCA

(PROVINCE)

/s/ FMC ARGENTINA SOCIEDAD ANONIMA COMERCIAL INDUSTRIAL Y FINANCIERA (FMC)

By: FMC ARGENTINA SOCIEDAD

ANONIMA COMERCIAL INDUSTRIAL Y FINANCIERA

(FMC)

/s/ MINERA DEL ALTIPLANO S.A.

By: MINERA DEL ALTIPLANO S.A.

(MDA)

/s/ FMC CORPORATION – LITHIUM

By: FMC CORPORATION – LITHIUM

DIVISION

(FMC CORPORATION)

Exhibit B

AMENDMENT TO THE PROJECT FENIX AGREEMENTS

In the city of San Fernando del Valle de Catamarca, on January 25, 2018 this Amendment Agreement to the Project Fenix Agreements (the “Amendment Agreement”) is entered into by and among:

(i) The Province of Catamarca (the “Province”) with domicile at Calle Sarmiento Nº 613, San Fernando del Valle de Catamarca, Province of Catamarca, Argentina, represented by the head of the Executive Power, Ms. Governor Dra. Lucía Beningna Corpacci;

(ii) FMC Corporation (“FMC Corporation”) with domicile at 2929 Walnut Street, Philadelphia, Pennsylvania, United States of America, represented by Mr. Thomas John Schneberger acting as attorney-in-fact; and

(iii) Minera del Altiplano S.A. (“MDA” and together with FMC Corporation and the Province, the “Parties” and each party individually, the “Party”), with special domicile for the purposes hereof at Esquiu 591, 2nd floor, San Fernando del Valle de Catamarca, Province of Catamarca, represented by Mr. Fernando Ruiz Moreno and Mr. Mariano Chiappori acting as attorneys-in-fact.

WHEREAS:

A. FMC Corporation is an existing company under the laws of the State of Delaware, United States of America, engaged in different businesses, including the lithium business, through its lithium division.

B. MDA is an existing company under the laws of the Argentine Republic currently controlled by FMC Corporation through its subsidiary, MDA Holdings LLC, a company existing under the laws of the State of Delaware, United States of America.

C. FMC Corporation -lithium division- and MDA have a long standing relationship of more than 20 years with the Province developing the Project Fenix (as defined below) at the Salar del Hombre Muerto.

D. Currently MDA is in the process of expanding its lithium carbonate production in Project Fenix to meet potential demand for this product in the near future and strengthen its presence in the Province.

E. MDA has been operating the Project Fenix under the terms of the Project Fenix Agreements (as defined below), and it is uniquely positioned as a well-established lithium producer that can expand its operations sooner and with greater certainty than any other lithium project in Argentina.

F. To carry out the expansion, the Parties desire to amend certain provisions of the Project Fenix Agreements and to increase the contributions MDA makes to the Province.

G. The Legislature of Catamarca has approved this Amendment Agreement by means of Provincial Law No. 5,531 and has authorized the Governor of the Province of Catamarca to execute it.

Therefore, the Parties enter into this Amendment Agreement in accordance with the following terms and conditions:

1. Definitions. For purposes of this Amendment Agreement and unless otherwise expressly indicated, the capitalized terms used in this Amendment Agreement shall have the meanings specified herein or in Schedule I.

2. Validity of sections not expressly modified herein. The Parties agree that all the provisions in force in the Project Fenix Agreements that are not expressly modified shall remain in full force and effect. In the event of any conflict between any of the provisions of this Amendment Agreement, on the one hand, and any of the provisions in force of the Project Fenix Agreements, on the other hand, the Parties agree that the terms and conditions of this Amendment Agreement shall prevail.

3. Increase of the Contributions to the Province of Catamarca associated with the Expansion.

3.1 Royalty and Monthly Additional Contribution

In addition to the Royalty paid by MDA each month in accordance with the Royalty Law, effective as from the date on which MDA is able to produce 19,000MT of lithium carbonate per year, MDA shall make an additional contribution per month to the Province equivalent to: 2% of MDA’s Monthly Sales Value, minus the amount of Royalty accrued in the same month (the “Monthly Additional Contribution”). The Monthly Additional Contribution shall be determined monthly and paid by MDA simultaneously with each monthly payment of Royalty. In no event shall the total amount paid on a monthly basis by MDA to the Province on account of Royalty and Monthly Additional Contribution in the aggregate be higher than 2% of MDA’s Monthly Sales Value.

3.2 SHM Trust Contributions

3.2.1 The Parties hereby agree to revise the Fixed SHM Trust Contributions so that, effective as from the first day of the month following the date of signature of this Amendment Agreement, the aggregate amount of SHM Trust Contributions be equivalent to 1.2% of MDA’s Annual Sales Value (the “Amended SHM Trust Contributions”).

3.2.2 For the purposes of Section 3.2.1, the Parties agree that:

(a) On the first day of the month following the date of signature of this Amendment Agreement, MDA shall deposit in the SHM Trust’s bank account the total amount of Fixed SHM Trust Contributions proportionally accrued and not deposited as of such date, provided that all the terms and conditions under the SHM Trust Agreement required to make such deposit have been met. The Fixed SHM Trust Contributions not accrued as of the first day of the month following the date of signature of this Amendment Agreement shall no longer be valid or due, as such contributions shall be entirely replaced with the Amended SHM Trust Contributions.

(b) As from the first day of the month following the date of signature of this Amendment Agreement, the Amended SHM Trust Contributions shall start to accrue and be payable on a quarterly basis and on a non-interest bearing basis (provided that for the current Calendar Year, the Amended SHM Trust Contributions amount shall be adjusted proportionally to the actual days elapsed from the first day of the month following the date of signature of this Amendment Agreement until the end of such Calendar Year).

(c) The Amended SHM Trust Contributions will form part of the Trust Assets and be subject to the terms and conditions of the SHM Trust Agreement.

(d) On the date of signature of this Amendment Agreement, the Province, MDA, and the Trustee shall enter into an amendment to the SHM Trust Agreement to reflect the agreements hereunder in a form and substance satisfactory to the parties thereto.

3.3 CSR Budget

3.3.1 MDA hereby agrees to adjust its Current CSR Budget so that, effective as from the first day of the month following the date of signature of this Amendment Agreement, the aggregate amount of the CSR Budget spent in each Calendar Year will be equivalent to 0.3% of MDA’s Annual Sales Value (provided that for the current Calendar Year, the CSR Budget amount shall be adjusted proportionally to the actual days elapsed from the first day of the month following the date of signature of this Amendment Agreement until the end of such Calendar Year).

3.3.2 The CSR Budget shall be prepared, approved, and spent solely by MDA, provided that MDA shall: (a) prepare the CSR Budget on a Calendar Year basis as from the date of signature of this Amendment Agreement and following the guidelines of the Three Pillars Program; (b) spend the amount committed in Section 3.3.1, provided that if in one particular Calendar Year MDA spends an amount lower than the one committed under Section 3.3.1, such amount shall be added to the following Amended SHM Trust Contribution that is immediately due, provided that in the event MDA fails to make such additional payment to the SHM Trust when due, MDA will have to pay a punitive interest equal to the tasa activa of Banco de la Nación Argentina, accrued from the date of default until such amount is paid, without the need of prior notice by the Province; and (c) prepare, within sixty (60) days following the end of each Calendar Year, one written report summarizing the status of compliance with the CSR Budget corresponding to the recently ended Calendar Year.

3.4 Stability of Royalty, SHM Trust Contributions and CSR Budget. Notwithstanding any future change in the Law (including the Royalty Law), and notwithstanding any provision to the contrary or in conflict in the Project Fenix Agreements, the SHM Trust Agreement, and this Amendment Agreement (including, without limitation, this Section 3), the Parties agree that:

(a) the payment and spending obligations of MDA on account of Royalty, Monthly Additional Contribution, SHM Trust Contribution, and CSR Budget, in the percentages set forth in this Amendment Agreement, shall remain stable and unaltered and shall not be modified without the prior written agreement of the Parties; and

(b) the tax stability and benefits obtained by MDA under the Mining Investments Law No. 24,196 and Section 19.9 of the Contract of 1991 shall not be affected in any way whatsoever and shall remain unaltered.

4. Amendment to the Project Fenix Agreements. As from the date hereof, the Parties agree to irrevocably amend the Project Fenix Agreements in order to:

4.1 Terminate and eliminate in its entirety section 15.3 of the Contract of 1991 (change of control provision).

4.2 Amend section 24.1 of the Contract of 1991 by inserting the following sentence in fine: “The Parties agree that FMC Corporation and its successors may assign, at any time and without the need of consent from the Province, all of their rights and obligations under this agreement (and its amendments) to an affiliate, either present or future, including affiliates created for the purposes of becoming independent publicly traded companies with its shares listed and freely tradable in international stock markets. The assignment shall be communicated formally to the Province through a written document where assignee expressly assumes all of the rights and obligations of assignor under this agreement (and its amendments).”

4.3 Terminate and eliminate in its entirety section 5 of the Amendment Agreement of 1994 and the resolutory conditions set forth under subsections (a) and (b) of page No. 445142 of the Public Deed of 1994. Except for the placement of mortgage on its mining concessions at Salar del Hombre Muerto, MDA will be entitled to grant any type of guaranties to obtain financing for its operations and the Expansion, including, without limitation, real or personal guaranties on any type of rights or assets, present or future, including without limitation real or movable (registrable or not) property, such as plants, production lines, equipment, machinery, inventory, products, shares, credits or any other rights or assets owned by MDA.

5. Essential Permits: The Parties acknowledge and agree that the Essential Permits are of the utmost relevance for the expansion project to be successfully carried out during its different phases and, in particular, for the obtaining of the necessary financing to secure the expansion. Therefore, the Parties commit their best efforts to assure timely granting of the Essential Permits, provided that the granting thereof is permitted under the applicable Laws.

IN WITNESS WHEREOF, the Parties hereby execute four (4) identical copies that are signed in San Fernando del Valle de Catamarca, on January 25, 2018.

FMC Corporation

/s/ Thomas John Schneberger

By: Thomas John Schneberger

Minera del Altiplano S.A.

/s/ Fernando Ruiz Moreno

Fernando Ruiz Moreno

/s/ Mariano Chiappori

Mariano Chiappori

Province of Catamarca

/s/ Lucĺa Benigna Corpacci

Lucĺa Benigna Corpacci

Schedule I

Definitions

“Able”: with respect to section 3.1, it is clarified that MDA will be able as from the concession that grants the water permits and the approval of the Actualization to the current Environmental Impact Declaration of the Project Fenix, that MDA will request for the Expansion of the project, in both cases granted as per the applicable Law and by the competent authorities.

“Amendment Agreement”: shall have the meaning as set forth in the heading hereof.

“Amendment of 1994”: means the amendment to Contract of 1991 executed by and among FMC Corporation, MDA, and the Province (among others entities that are no longer counterparties) on March 9, 1994.

“Amended SHM Trust Contributions”: shall have the meaning set forth in Section 3.2.1

“Annual Sales Value”: means the aggregate Monthly Sales Value for all calendar months in a Calendar Year, but only considering the “actual average ex-factory F.O.B. invoice price per kilogram”, for the calculation of the Base Price.

“Calendar Year”: means the twelve-month period starting with January 1 and ending with December 31.

“Contract of 1991”: means the contract entered by and among FMC Corporation, MDA, and the Province (among other legal entities that are no longer counterparties) on February 21, 1991.

“CSR”: means Corporate Social Responsibility construed in accordance with FMC Corporation’s standards and practices.

“CSR Budget”: means MDA’s Calendar Year budget for CSR programs and/or gratuities of any nature, including, without limitation, any and all cost and expenses incurred by MDA in connection with: (a) the Three Pillars Program, (b) any local employee and supplier development programs, (c) corporate social responsibility or infrastructure trusts or schemes of similar characteristics, existing or future, at national, provincial or any municipal levels (other than the SHM Trust), and (d) any other charitable contributions or donations made by MDA associated with Project Fenix.

“Current CSR Budget”: means the annual CSR Budget in effect as of the date of execution of this Amendment Agreement (i.e., without giving effect to the amendment agreed in Section 3.3.1 hereof).

“Essential Permits”: means all those permits at provincial and municipal levels, necessary to initiate and carry out the Expansion in full (as planned by MDA), duly and timely granted by the competent authorities in compliance with and to the extent permitted under applicable Laws, including, without limitation: (i) the approval of amendments, addendas, or renewals to the Environmental Impact Declaration of Project Fenix during the different phases of the Expansion (as planned by MDA), (ii) permits to drill groundwater extraction wells in Los Patos aquifer necessary for the Expansion in full (as planned by MDA), (iii) permits to construct and operate the pertinent aqueduct to feed the supporting production facilities necessary for the Expansion in full (as planned by MDA), (iv) definitive concession of water use in a sufficient flow to ensure the necessary water resources for the Expansion in full (as planned by MDA), and in accordance with the Settlement Agreement and Decree No. 2097/2015, (v) mining easements for the water extraction, water wells, and aqueduct (as detailed in (ii), (iii), and (iv) above); (vi) applicable provincial and municipal construction and operation permits and any other indispensable permit or authorization for the fulfillment and uninterrupted operation of the Expansion in its different phases (as planned by MDA); and (vii) any other permit or government authorization or government action without which the Expansion project cannot be initiated or continued as planned by MDA for each different phase.

“Expansion”: means the expansion of the Project Fenix as planned by MDA.

“Fixed SHM Trust Contributions” means the SHM Trust Contributions in effect as of the date of execution of this Amendment (i.e., without giving effect to the revision agreed in Section 3.2.1 hereunder), set forth in Section 4.1(a) of the SHM Trust Agreement.

“FMC Corporation”: shall have the meaning as set forth in the heading hereof.

“Law” means any federal, state, national, provincial, municipal, local, or other law, statute, act, ordinance, treaty, or other requirement of any Governmental Authority and orders promulgated thereunder. For the purposes of this definition of Law, “Governmental Authority” means any federal, state, national, provincial, municipal, or other governmental department, commission, board, bureau, ministry, agency, administrative body, instrumentality, or arbitration panel, or any court or tribunal, or any other entity exercising executive, legislative, judicial, taxing, regulatory, or, administrative powers or functions of or related to the government at national, provincial, municipal or other levels.

“MDA”: shall have the meaning as set forth in the heading hereof.

“Minerals”: means lithium or any other minerals extracted by MDA from its Mining Properties in the Province.

“Mining Properties” means all present and future mining properties owned by MDA in the Province, including those identified in the detail and map attached as Schedule II.

“Monthly Sales Value” is the result of multiplying the Net Sales Value (as defined below) per kilogram, by the actual volume, expressed in kilograms, of sales of all Minerals products by MDA in a calendar month, in accordance with the following:

(a) For each Minerals product type (as identified in (b), (c) and (d) below), the “Net Sales Value” shall be the Base Price (as defined below based on the Minerals product type) after deduction of sales returns, export taxes, internal taxes that are included in the sales price, value-added tax added to MDA’s invoice, or any other tax that may substitute or complement the above mentioned ones in the future, that would have been effectively paid, and any other tax of analogous nature to the above-mentioned ones, to be created in the future.

(b) The Base Price for lithium carbonate and lithium chloride shall consist of the higher of either: (a) the actual average ex-factory F.O.B. invoice lithium carbonate or lithium chloride (as applicable) price per kilogram; or (b) the average international market price per kilogram for comparable lithium carbonate or lithium chloride (as applicable) produced from lithium brines adjusted ex-factory F.O.B, as per the average prices per kilogram for the most recent month of Chilean and Argentinean lithium carbonate or lithium chloride (as applicable) export shipments, as reported by the Argentinean and the Chilean Customs Offices.

(c) For lithium products which are not lithium carbonate or lithium chloride, a lithium carbonate equivalent expressed in kilograms will be utilized for the Base Price calculation set forth above. Lithium carbonate equivalent is the amount of lithium carbonate needed to produce a given amount of the lithium end product (or that may have been needed if the process for such lithium end product does not use lithium carbonate), as determined by MDA.

(d) The Base Price for non-lithium products shall consist of the higher of either: (a) the actual average ex-factory F.O.B. invoice price per kilogram; or (b) the corresponding representative average international market price, determined by MdA by reference to a reputable international publication as a benchmark source.

“Project Fenix”: means the project for the exploration, development, and exploitation of the mining properties located at Salar del Hombre Muerto deposit, Department of Antofagasta de la Sierra, Province of Catamarca that is executed under the terms of the Project Fenix Agreements and any modification or expansion.

“Project Fenix Agreements”: means the Contract of 1991, the Amendment of 1994, the Public Deed of 1994, and the Settlement Agreement.

“Province”: shall have the meaning as set forth in the heading hereof. “Public Deed of 1994”: means the Notary Deed No. 117 dated on March 9, 1994 that perfected the transfer of ownership of the Mining Properties in favor of MDA.

“Royalty”: means the monthly royalties paid by MDA to the Province under the Royalty Law and as consideration for the Minerals extracted from the Mining Properties.

“Royalty Law”: means the legal regime for the payment of royalties set forth under the Mining Investment Law No. 24,196 (as amended), the Provincial Laws Nos. 4757, 4759, 5031 and 5128, and their respective regulatory decrees and supplementary regulations and any other applicable Law.

“Settlement Agreement”: means the agreement entered into by and among the Province, the Prosecutor of the State of the Province of Catamarca, and MDA dated October 13, 2015 homologated by the Supreme Court of Catamarca on March 17, 2016.

“SHM Trust Contributions”: means any and all contributions made by MDA to the SHM Trust.

“SHM Trust”: means the trust created under the SHM Trust Agreement.

“SHM Trust Agreement”: means the Salar del Hombre Muerto Trust Agreement entered into by and among the Province of Catamarca, BAPRO Mandatos y Negocios S.A., and MDA dated October 13, 2015 in accordance with the terms of the Transactional Agreement approved by Provincial Decree No. 2097.

“Three Pillars Program”: means the corporate social responsibility program of MDA, attached as Schedule III, endorsed by the Government of Catamarca, dedicated to make corporate social responsibility contributions in the areas of training/work, health and nutrition, and infrastructure/environment, formally presented in the framework of the current Environmental Impact Declarations of the Project Fenix to fulfill the socio-economic commitments therein contemplated (DIPGAM File No. M-2650/97).

“Trustee”: shall have the meaning set forth in the heading of the SHM Trust Agreement.

“Trust Assets”: shall have the meaning set forth in section 4 of the SHM Trust Agreement.